UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  08/09/2005

First Data Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  001-11073

Delaware	47-0731996
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6200 South Quebec Street
Greenwood Village, Colorado 80111
(Address of Principal Executive Offices, Including Zip Code)

(303) 967-8000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.06.    Material Impairments

On August 9, 2005, First Data Corporation (the "Company") concluded that future business opportunities for First Data Mobile Payments Limited (formerly Encorus Payments Limited) were not viable. This conclusion was reached after a strategic review of its First Data Mobile Payments Limited business, which included a review of alternatives for this business and discussions with significant potential and historical customers after its only client, Simpay Limited, announced and executed a plan to cease operations.   As a result of such conclusion, the Company will record a charge in the third quarter estimated to be $0.04 per share, $0.03 of which is a non-cash impairment charge. The Company expects the remaining approximately $0.01 of the charge to result in the expenditure of cash.

Item 8.01.    Other Events

On August 9, 2005, the Company issued a press release updating its 2005 full-year earnings per share (EPS) guidance. As announced by the Company, the new 2005 GAAP EPS range is $2.19 to $2.23 versus the previous range of $2.23 to $2.32.

Notice to Investors, Prospective Investors and the Investment Community - Cautionary Information Regarding Forward-Looking Statements

Statements in this report regarding First Data Corporation's business which are not historical facts, including the revenue and earnings projections, are "forward-looking statements." All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Important factors upon which the Company's forward-looking statements are premised include: (a) no unanticipated developments that delay or negatively impact the integration of Concord EFS, Inc. according to the Company's integration plans, including its plans to integrate IT systems, eliminate duplicative overhead and costs, and retain customers and critical employees; (b) continued growth at rates approximating recent levels for card-based payment transactions, consumer money transfer transactions and other product markets; (c) successful conversions under service contracts with major clients; (d) renewal of material contracts in the Company's business units consistent with past experience; (e) timely, successful and cost-effective implementation of processing systems to provide new products, improved functionality and increased efficiencies; (f) successful and timely integration of significant businesses and technologies acquired by the Company and realization of anticipated synergies; (g) continuing development and maintenance of appropriate business continuity plans for the Company's processing systems based on the needs and risks relative to each such system; (h) absence of further consolidation among client financial institutions or other client groups which has a significant impact on FDC client relationships and no material loss of business from significant customers of the Company; (i) achieving planned revenue growth throughout the Company, including in the merchant alliance program which involves several joint ventures not under the sole control of the Company and each of which acts independently of the others, and successful management of pricing pressures through cost efficiencies and other cost management initiatives; (j) successfully managing the credit and fraud risks in the Company's business units and the merchant alliances, particularly in the context of the developing e-commerce markets; (k) anticipation of and response to technological changes, particularly with respect to e-commerce; (l) attracting and retaining qualified key employees; (m) no unanticipated changes in laws, regulations, credit card association rules or other industry standards affecting FDC's businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (n) continuation of the existing interest rate environment so as to avoid increases in agent fees related to Payment Services' products and increases in interest on the Company's borrowings; (o) absence of significant changes in foreign exchange spreads on retail money transfer transactions, particularly in high-volume corridors, without a corresponding increase in volume or consumer fees; (p) continued political stability in countries in which Western Union has material operations; (q) implementation of Western Union agent agreements with governmental entities according to schedule and no interruption of relations with countries in which Western Union has or is implementing material agent agreements; (r) no unanticipated developments relating to previously disclosed lawsuits, investigations or similar matters; (s) no catastrophic events that could impact the Company's or its major customer's operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (t) no material breach of security of any of our systems; and (u) successfully managing the potential both for patent protection and patent liability in the context of rapidly developing legal framework for expansive software patent protection.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

First Data Corporation

Date: August 15, 2005.	By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Assistant Secretary